Exhibit 10.1

EMPLOYMENT AGREEMENT

Kenneth Hoberman (the “Executive”) has been employed by Stemline Therapeutics, Inc. (the “Company”), a Delaware corporation, since March 2012 (each, a “Party” and both, “Parties”).  The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into an employment agreement with the Executive. Now, for good and valuable consideration, the Parties enter into this employment agreement (the “Agreement”) this 7th day of January, 2016 (the “Effective Date”):

1.     Employment and Duties.

(a)                                 General.  As of the Effective Date, the Company shall continue to employ Executive as its Chief Operating Officer, and Executive agrees upon the terms and conditions of this Agreement to be so employed.  As Chief Operating Officer, Executive shall report directly and exclusively to the Chief Executive Officer of the Company (the “CEO”). Executive shall also serve as the Chief Operating Officer or such other positions of such other subsidiaries of the Company as may be designated by the CEO of the Company.

(b)                                 Services.  Executive shall perform his duties faithfully and shall devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  Subject to Section 5, Executive shall not be restricted from pursuing, or being actively engaged in, any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, and whether or not such business activity is currently existing or is hereafter conducted.

2.                                      Nature, Period and Location of Employment.

(a)                                 Nature of Employment. The Executive’s employment shall be “at will.”

(b)                                 Period of Employment.  Executive’s employment pursuant to the terms of this Agreement shall commence on the Effective Date and continue until concluded pursuant to the provisions of Section 4, below.

(c)                                  Location.  Executive’s principal place of business shall be the Company’s offices in the Borough of Manhattan, New York City.

3.                                      Compensation and Other Benefits. The Company shall pay and provide the following compensation and benefits to Executive each year during the period of employment for services performed:

(a)                                 Base Salary.  The Company shall pay Executive a base salary (“Salary”) at an initial annual rate of $414,000, in accordance with the normal payroll practices of the Company as are in effect from time to time.  On an annual basis, commencing on January 1, 2016, and on each

January 1 thereafter, the amount of the Executive’s Salary shall be increased by no less than the greater of (1) the amount determined by the Compensation Committee or (2) the percentage by which the Bureau of Labor Statistics Consumer Price Index for All Urban Consumers (CPI-U) All Items Index, New York—Northern New Jersey—Long Island, NY-NJ-CT-PA (the “Relevant CPI Index”) for the calendar year ending December 31 immediately preceding the January 1 in question, increased over the Relevant CPI Index for the previous calendar year.

(b)                                 Annual Performance Bonus.  Each year during the period of employment, Executive shall be eligible to earn a performance-based cash bonus with a target of 50% of Salary, depending upon his achieving performance goals established by the Board or Compensation Committee in consultation with the Executive in the first quarter of each such calendar year (the “Annual Performance Bonus”).  The Board or Compensation Committee shall have the discretion to pay the Executive an Annual Performance Bonus in excess of the target for performance exceeding goals.  The Annual Performance Bonus shall be paid to Executive as soon as practicable following the end of the performance period for which the bonus was awarded, but not later than March 15 of the calendar year following such bonus performance period.  The Annual Performance Bonus may be awarded without proration in the event of a partial contract year.

(c)                                  Long Term Equity Awards.  Executive will be eligible for grants of equity awards under the Company’s long-term equity incentive plan or plans determined in the same manner as awards to other senior executives of the Company. On the Effective Date of this Agreement:

(i) The Company shall award Executive 75,000 options (the “Time Vesting Options”), to acquire 75,000 shares of common stock (each, a “Share”) of the Company, which shall vest as follows: (1) 25,000 Options shall vest on the one-year anniversary of the Effective Date of this Agreement; (2) 25,000 Options shall vest on the two-year anniversary of the Effective Date of this Agreement; and (3) 25,000 Options shall vest on the three-year anniversary of the Effective Date of this Agreement.

(ii)  The Company shall award Executive 75,000 Options (with the Time Vesting Options, the “Options”) to acquire 50,000 Shares of the Company, which shall vest as follows:  (1) 25,000 Options shall vest upon the Company attaining an average market capitalization over a 30 day period of $350 million; (2) 25,000 Options shall vest upon the Company attaining an average market capitalization over a 30 day period of $500 million; (3) 25,000 Options shall vest upon the Company attaining an average market capitalization over a 30 day period of $750 million; (4) all Options which have not already vested prior to the fourth anniversary of this Agreement shall vest in full upon such fourth anniversary of this Agreement; (5) all Options which have not already vested, and other options awarded before or after these Options (“Other Options”) which have not vested, shall, if they have not then expired, vest upon (A) the date on which Executive’s employment is terminated without Cause; (B) the date on which Executive resigns for a Good Reason; (C) the date on which Executive is terminated due to a Disability; or (D) the date of the death of the Executive.  Each vested Option may be exercised at a price equal to the closing price of a Share on the Award Date of such Option, and each of the Other Options may be exercised according to the terms set forth in the applicable award agreement. Options and Other Options are exercisable for a ten-year term commencing on their applicable award date, and such ten-year term may not be reduced or shortened without the express written consent of the Executive.

(iii) The Company shall award Executive 75,000 restricted shares of common stock of the Company (the “Time Vesting Restricted Shares”), which shall vest as follows: (1) 25,000 Restricted Shares shall vest on the one-year anniversary of the Effective Date of this Agreement; (2) 25,000 Restricted Shares shall vest on the two-year anniversary of the Effective Date of this Agreement; and (3) 25,000 Restricted Shares shall vest on the three-year anniversary of the Effective Date of this Agreement.

(iv) The Company shall award Executive 75,000 restricted shares of common stock of the Company (together with the Time Vesting Restricted Shares, the “Restricted Shares”), which shall vest as follows:  (1) 25,000 Restricted Shares shall vest when the Company reaches an average market capitalization over a 30 day period of $350 million;  (2) 25,000 Restricted Shares shall vest  when the Company reaches an average market capitalization over a 30 day period of $500 million; (3) 25,000 Restricted Shares shall vest  when the Company reaches an average market capitalization over a 30 day period of $750 million; (4) all Restricted Shares which have not already vested prior to the fourth anniversary of this Agreement shall vest in full upon such fourth anniversary of this Agreement; (5) all unvested Restricted Shares, and other restricted shares awarded before or after these Restricted Shares shall vest and become unrestricted upon (A) the date on which Executive’s employment is terminated without Cause, (B) the date on which Executive resigns for a Good Reason, (C) the date on which Executive is terminated due to a Disability, or (D) the date of the death of the Executive.

(d)                                 Expenses.  The Company shall reimburse Executive for all ordinary and reasonable expenses incurred by Executive in connection with the performance of his duties to the Company, which include business related travel, meals, entertainment, commuting, life insurance and relocation expenses for business purposes. Executive shall submit appropriate documentation or receipts in accordance with the policies and procedures of the Company as are in effect from time to time.

(e)                                  Pension, Welfare and Fringe Benefits. Executive shall be eligible to participate in all employee benefit plans and programs applicable to senior executives of the Company generally in accordance with the terms of such plans, programs, or Company policies as in effect from time to time, including, without limitation, group life, disability, medical, dental and other insurance, retirement, pension, wellness and similar plans.  The Company may amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time

(f)                                             Vacation.  Executive shall be entitled to four (4) weeks of paid vacation per each calendar year, to be taken at a time mutually agreeable to the CEO and Executive.

(g)                                 Additional Bonus Payments for Achieving Certain Milestones.  Executive is eligible to receive specified additional bonus payments for achieving the milestones (each, a

“Milestone Incentive”) listed on Annex A attached hereto. Any additional bonus payment for achieving one or more Milestone Incentive(s) shall be paid to Executive as soon as practicable following achievement of a Milestone Incentive but not later than the seventy-fifth day of the calendar year following such achievement of a Milestone Incentive.

4.                                      Termination of Employment.

(a)  Termination for Cause; Resignation without Good Reason.

(i)                                     If Executive’s employment is terminated by the Company for “Cause” (as defined below) or if Executive resigns from his employment other than for “Good Reason” (as defined below), Executive shall be entitled to the following:  (A) payment of his Salary, accrued up to and including the date of termination or resignation, (B) payment of any Annual Performance Bonus earned in the prior year but not yet paid and the pro rata portion of any target bonus earned during the current year, (C) payment in lieu of any accrued but unused vacation time,  (D) payment of any unreimbursed expenses, and (E) continued coverage through the longest applicable limitations period under the Company’s indemnification agreement and directors and officers insurance policies (collectively, the “Accrued Obligations”).  Except to the extent required by the terms of the programs described in Section 3(e) or applicable law, Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment.

(ii)                                  “Cause” means (A) the willful and continued failure by Executive to perform his lawful duties hereunder or to follow the lawful directions of the Board (other than due to disability), which is not substantially cured by Executive to the Board’s reasonable satisfaction within thirty (30) days after Executive’s receipt of a written notice from the Board specifically identifying the manner in which the Board believes that Executive has not substantially performed his duties or failed to follow the Board’s lawful directions; (B) a breach by Executive of his fiduciary duties to the Company; (C) A material breach by Executive of any provision of this Agreement; or (D) the commission of, conviction of, pleading guilty to, or confession to, or entering of a plea of nolo contendere by Executive for any felony or any crime involving fraud. Termination of Executive’s employment for Cause shall be communicated by delivery to Executive of a written notice from the Board, stating that Executive will be terminated for Cause, specifying the particulars of the facts upon which the determination of Cause is based, and the effective date of such termination; provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(a)(ii)(A) has expired without Executive having substantially cured, to the Board’s reasonable satisfaction, the condition or circumstance which provided the basis for the initial determination of Cause.

(iii)                               “Good Reason” means any one or more of the following conditions continues for at least thirty (30) days following written notice from Executive to the Board (the “Cure Period”) specifying the facts and circumstances giving rise to Good Reason: (A) a material diminution in Executive’s titles, authority, duties or responsibilities, (B) a material reduction in Executive’s Salary, (C) A material change in the geographic location at which the Executive must perform  services to the Company, (D) any other action or inaction by the Company that is or causes a material breach of this Agreement, or (E) a change in reporting line requiring Executive to report to any person other than, or in addition to, the Board.

Termination of Executive’s employment for Good Reason shall be communicated to the Board by a written notice from the Executive, on a date within sixty (60) days after the expiration of the Cure Period specified in this Section.

(b)                                 Termination without Cause, Resignation for Good Reason, Termination as a result of Disability or death.

(i)                                     If the Company terminates Executive’s employment without Cause or Executive resigns from his employment for Good Reason, or if Executive is terminated as a result of a Disability, or dies, then Executive shall receive the Accrued Obligations and, provided that within 45 days after the date of termination Executive or Executive’s designee shall have executed a release in the form attached hereto as Annex B and such release shall not have been revoked within such time period (1) all unvested stock options shall vest and remain exercisable for their original terms, and (2) all unvested shares of restricted stock shall vest and become unrestricted, and (3) the Company will pay to Executive as severance (the “Severance Payment”) a lump sum equal to eighteen (18) months of Executive’s final monthly Salary and Executive’s last Annual Performance Bonus, payable within 60 days of Executive’s termination of employment, and (4) if Executive elects to continue participation in the Company’s group health and welfare plans under COBRA, then for a period of eighteen (18) months, or until Executive obtains other gainful employment and is covered by a health and medical plan, whichever occurs first, the Company shall pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that Executive would have had to pay for such coverage if he had remained employed during such period and paid the active employee rate for such coverage. Nothing in this Agreement reduces the obligations of the Company or diminishes the rights of Executive under COBRA.

(ii)                                  “Disability” shall mean Executive is substantially unable to perform his duties by reason of a medically determinable mental or physical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.  At the request of Executive or his personal representatives, the Company’s determination that Executive is disabled under this section shall be certified by one physician reasonably satisfactory to Executive, or his personal representative, and the Company, at the Company’s expense, and the determination of such physicians shall be final and binding upon both Executive and the Company.

(iii)                               Mandatory Reduction of Payments in Certain Events.

(A)                               Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, prior to the making of any Payments to the Executive, a calculation shall be made comparing (i) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Excise Tax, to (ii) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax.  If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”).  The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change in control transaction, as determined by the Determination Firm (as defined in Section 4(b)(iii)(B) below).  For purposes of this Section 4(b)(iii), present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 4(b)(iii), the “Parachute Value” of a Payment means the present value as of the date of the change in control transaction of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(B)                               All determinations required to be made under this Section 4(b)(iii), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company or Executive.  All fees and expenses of the Determination Firm shall be borne solely by the Company.  Any determination by the Determination Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 4(b)(iii)(A), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder.  In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(C)                               In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 4(c)(iii) shall be of no further force or effect.

5.                                      Protection of the Company’s Interests.

(a)                                 Non-Solicitation.  Executive agrees that during his employment with the Company and for twelve (12) months thereafter, he shall not, directly or indirectly, whether through another person or entity or otherwise, (i) induce or attempt to induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited to engage by Section 5(a) or to terminate his or her employment with the Company or any of its affiliates, (ii) in any way interfere or attempt to interfere with the relationship between the Company or any of its affiliates, on the one hand, and any employee thereof, on the other hand, (iii) employ or offer employment to any person who was employed by the Company or any of its affiliates during the Executive’s period of employment, unless such person shall have ceased to have been employed by the Company or any of its affiliates through no act of the Executive,  or (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or to otherwise limit or reduce its ongoing business relationship with the Company.

(b)                                             Confidentiality.  Executive understands that the Company continually obtains and develops valuable Confidential Information and Materials which may become known to him or to which he may have access in connection with his employment.  Executive acknowledges that all Materials and all Confidential Information are and shall remain the exclusive property of the Company or the third party providing such information or materials to the Company or Executive.  Executive agrees that he shall not during the term of his employment and thereafter, publish, intentionally disclose, or otherwise intentionally make available to any third party, other than to employees, consultants and agents of the Company, any Confidential Information or Materials except as expressly authorized in writing by the Company, or except as Executive in his capacity as Chief Operating Officer shall in good faith make available (and except to the extent required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that Executive shall notify the Company promptly of such requirement prior to such disclosure so that the Company may seek a protective order or other appropriate remedy concerning such disclosure, and Executive shall cooperate with the Company in connection therewith).  Executive agrees that he shall use such Confidential Information and Materials only in the performance of his duties to the Company and in accordance with any the Company policies with respect to the protection of Confidential Information and Materials.

As used herein, the following terms shall have the following meanings:

“Confidential Information” shall mean proprietary and confidential information concerning the business, business relationships or financial affairs of the Company, including without limitation the Company Inventions and other inventions or works owned or controlled by the Company, research and development activities of the Company, product and marketing plans, databases, financial data, personal data, research data, technical specifications, product prices, customer and supplier information and information disclosed to the Company or to Executive by third parties of a proprietary or confidential nature or under an obligation of confidence.  Confidential Information shall not include information which (a) is or becomes generally known within the Company’s industry through no violation of this Agreement by Executive or (b) is lawfully and in good faith made available to Executive by a third party who did not derive it from the Company and who imposes no obligation of confidence on Executive.  It shall be presumed that information is no longer Confidential Information three years after the termination of employment for any reason.

“Materials” shall mean all chemical or biological materials of any kind, including, without limitation, any and all reagents, substances, chemical compounds, proteins or derivatives thereof, subcellular constituents, cells or cell lines, tissue samples, organisms and progeny, mutants, derivatives or replications thereof or therefrom.

(d)                                 Injunctive Relief.  Without intending to limit the remedies available to the Company and to the Executive, each Party acknowledges that a breach of any of the covenants contained in Section 5 may result in material irreparable injury to the Company or its affiliates or subsidiaries or to the Executive for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company, its affiliates or subsidiaries, or the Executive shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the other from engaging in activities prohibited by  Section 5, or such other relief as may be required to specifically enforce any of the covenants in Section 5.

6.                                      Indemnification.  The Company will execute and deliver an Indemnification Agreement for Executive in the form attached as Annex C on the Effective Date.  In the event of  a dispute between Executive and the Company (including any successor(s) or assign(ee)s,) the Company (including any successor’s and assignee’s, shall advance to Executive all of Executive’s legal fees and expenses arising out of the dispute, and Executive shall not be required to repay such advanced legal fees and expenses.

7.                                      No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise and any such payment will not be reduced in the event such other employment is obtained.

8.                                      Section 409A.

Notwithstanding anything in the Agreement to the contrary, if Executive is a “specified employee” at the time of his “separation from service” (each term as defined and described under Code Section 409A and applicable regulations thereunder) with the Company, and if any payment or benefit to which he shall become entitled under this Agreement would be considered deferred compensation pursuant to Section 409A of the Code, no distribution may be made of any such payment to Executive and no such in-kind benefits or reimbursement of expenses may be provided to Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of Executive’s “separation from service” (as such term is defined by Section 409A of the Code, and the regulations promulgated thereunder), or (ii) the date of Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  The payments and benefits to which Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the first payroll date of the Company that is six (6) months and one day following Executive’s separation from service and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein. Each payment pursuant to the Agreement that is due at a different time shall be considered to be a separate payment for purposes of Section 409A of the Code.

Any amounts reimbursable by the Company to Executive under this Agreement in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within 30 days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to any reimbursement shall not be subject to liquidation or exchange for another benefit.

Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 45 days after the date of termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit would be considered deferred compensation pursuant to Section 409A of the Code, and if such 45-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.  In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

9.                                      General Provisions.

(a)                                 No Other Severance Benefits.  Except as specifically set forth in this Agreement, Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance plans or policies, in the event his employment ends for any reason.

(b)                                 Tax Withholding.  All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding.

(c)                                  Expenses.  The Company shall advance or pay all expenses (including reasonable attorney’s fees) incurred by Executive in connection with the preparation of and entry into this Agreement and ancillary documentation, up to an aggregate of fifty thousand $50,000 dollars.

(d)                                 Notices.  Any notice hereunder by either Party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by telex or facsimile, in any case delivered to the applicable address set forth below

(i)                                     To the Company:

Stemline Therapeutics, Inc.

750 Lexington Avenue

Eleventh Floor

New York, New York 10022

With a copy to:

Matthew W. Mamak, Esq.

Alston & Bird LLP

90 Park Avenue

New York, New York 10016

Matthew.mamak@alston.com

(ii)           To Executive:

Kenneth Hoberman

C/o Stemline Therapeutics, Inc.

750 Lexington Avenue

Eleventh Floor

New York, New York 10022

And to the home address of the Executive

on file with the Company, and

with a copy which shall not constitute notice, to:

Steven G. Eckhaus, Esq.

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Steven.eckhaus@cwt.com

Or to such other persons or other addresses as either Party may specify to the other Party in writing.

(e)                                  Assignment; Assumption of Agreement.  No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, and hypothecation or set off by Executive in respect of any claim, debt, obligation or similar process.  the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(f)                                   Amendment.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by both Parties.  No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)           Severability.  If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(h)           Governing Law; Waiver of Jury Trial; Dispute Resolution.

(i)            This Agreement shall be governed by and construed in accordance with the laws of the State of New York (determined without regard to the choice of law provisions thereof).

(ii)           EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(iii)  Each Party agrees that, subject to the Company’s rights under Section 5 all disputes that cannot be amicably resolved within thirty (30) days of written notice of such dispute shall be resolved pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (AAA) in New York, New York, then in effect, before a single arbitrator of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Service (JAMS) in New York, New York, with the Company to bear Executive’s (provided that Executive is successful on at least one material issue raised in such contest, dispute or enforcement proceeding) and its own costs and legal fees, including, without limitation, legal fees.  In no event shall exemplary, consequential or punitive damages be available to either Party.  Both Parties consent to entry of judgment of any such arbitration in the New York State Supreme Court or in the United States District Court having jurisdiction over the Parties.

10.  Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Prior Agreements.

11. Counterparts.  This Agreement may be executed by the Parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

STEMLINE THERAPEUTICS, INC.

By:	/s/ Ivan Bergstein, M.D.
Ivan Bergstein, M.D.
Chairman, President and Chief Executive Officer

EXECUTIVE

By:	/s/ Kenneth Hoberman
KENNETH HOBERMAN

Annex A

Milestone Incentives and Bonuses

1.              Payment of $750,000 in cash or equity, or combination thereof, at discretion of Executive, upon regulatory approval of each Company product in a major territory (US, EU, or Japan).

Annex B

RELEASE

This RELEASE (this “Release”), dated as of [         ], is by and between Stemline Therapeutics, Inc., a Delaware corporation (the “Company”), and [         ] (“Executive”).

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement and the Separation Agreement, the Company and Executive agree as follows:

1.             Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company and its parent companies, any of its and their subsidiaries and affiliates, and each past or present officer, director, agent, employee, shareholder, representative, insurer, successor and assign of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination or any allegation, claim or violation, arising under the Civil Rights Act of 1866; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act); the Americans with Disabilities Act; the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or any other federal, state or local law relating to employment or discrimination in employment, or otherwise), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment.  If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.  Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive, in each case without liability of Executive or the Company.  Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to hereby fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.  The released parties described in this Paragraph 1 are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such released parties hereunder.

2.             The Company and Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify Executive for his acts as an officer or director of Company in accordance with the certificate of incorporation and/or bylaws of the Company or the law (ii) to Executive and his eligible, participating dependents or beneficiaries under any existing group welfare (excluding severance), equity, or retirement plan of the Company in which Executive and/or such dependents are participants or (iii) with respect to payments required to be made under Section 3 of the Separation Agreement.

3.             Executive understands that nothing contained in this Release limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual.  However, based on Executive’s release of claims set forth herein, Executive understands that he is releasing all claims that he may have, as well as, to the extent permitted by applicable law, his right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim he is releasing under this Release.

4.             Executive acknowledges that he has been provided at least 21 days to review this Release and has been advised to review it with an attorney of his choice.  In the event Executive elects to sign this Release prior to this 21-day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days.  Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Board of Directors of the Company within the 7-day period.  Executive further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect.  Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

Executive:

Date:

Annex C

Indemnification Agreement

AGREEMENT, by and between Stemline Therapeutics, Inc., a Delaware corporation, (the “Company,” which term shall include, where appropriate, any entity controlled directly or indirectly by the Company), and Kenneth Hoberman (the “Indemnitee”).

W I T N E S S E T H:

WHEREAS, the Indemnitee is a director and officer of the Company.

WHEREAS, highly competent persons have become more reluctant to serve publicly-held corporations as Chief Operating Officers, or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation.

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Company in an effective manner and Indemnitee’s reliance on the provisions of the Company’s Certificate of Incorporation (“Certificate of Incorporation”) and the Company’s Bylaws (the “Bylaws”) requiring indemnification of the Indemnitee to the fullest extent permitted by law, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such Certificate of Incorporation and Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Certificate of Incorporation or Bylaws or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement.

WHEREAS, the Certificate of Incorporation, the Bylaws and the General Corporation Law of the State of Delaware (“DGCL”) expressly provide that the indemnification provisions set forth therein are not exclusive and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification.

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and Bylaws and any resolutions adopted pursuant thereto and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

NOW, THEREFORE, in consideration of the premises and of Indemnitee agreeing to serve or continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.              Basic Indemnification Agreement. (a) In the event Indemnitee was, is or becomes a party to or witness or other participant in, or was or is threatened to be made a party to or witness or other participant in, a Claim (as defined in Section 9(a) herein)by reason of (or arising in part out of) an Indemnifiable Event (as defined in Section 9(c) herein), the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than 30 days after written demand is presented to the Company, against any and all Expenses (as defined in Section 9(b) herein), judgments, fines penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of such Claim actually incurred by or on behalf of Indemnitee in connection with such Claim and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

Section 2.              Change in Control. The Company agrees that the Indemnitee’s rights of indemnification pursuant to Section 1 are not diminished by a change in control.

Section 3.              Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees) and, if requested by Indemnitee in writing, shall (within ten business days of such written request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any Claim asserted against or action brought by Indemnitee for indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement, the Bylaws or Certificate of Incorporation now or hereafter in effect relating to Claims for Indemnifiable Events and/or recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be. The Indemnitee shall qualify for advances solely upon the execution and delivery to the Company of an undertaking providing that the Indemnitee undertakes to repay the advance to the extent that it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Company.

Section 4.              Partial Indemnity, Etc. If Indemnitee is entitled under any provisions of this Agreement to indemnification by the Company of some or a portion of the Expenses, liabilities, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 5.              No Presumption. For purposes of this Agreement, the termination of any action, suit or proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief.

Section 6.              Notification and Defense of Claim. Within 365 days after receipt by Indemnitee of notice of the commencement of a Claim which may involve an Indemnifiable Event, Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, submit to the Company a written notice identifying the proceeding, but the omission so to notify the Company will not relieve it from any liability which it may have to Indemnify under this Agreement unless the Company is materially prejudiced by such lack of notice. With respect to any such Claim as to which Indemnitee notifies the Company of the commencement thereof:

(a)           the Company will be entitled to participate therein at its own expense;

(b)           to the extent that Indemnitee consents, the Company jointly with any other indemnifying party similarly notified may assume the defense thereof, with counsel satisfactory to Indemnitee. Indemnitee shall have the right to employ its own counsel in such action, suit or proceeding, and the fees and expenses of such counsel shall be at the expense of the Company.

Section 7.              Non-exclusivity, Etc. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Certificate of Incorporation, the Bylaws, the DGCL, any agreement, a vote of the stockholders, a resolution of directors or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee acting on behalf of the Company, in the interest of the Company, and at the request of the Company prior to such amendment, alteration or repeal. To the extent that a change in the DGCL (whether by statute or judicial decision), the Certificate of Incorporation or the Bylaws permits greater indemnification by agreement than would be afforded currently under the Certificate of Incorporation, the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

Section 8.              Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any Company director or officer. If, at the time the Company receives notice from any source of a Claim as to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

Section 9.              Certain Definitions.

(a) Claim: any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any inquiry, hearing or investigation whether conducted by the Company or any other party, whether civil, criminal, administrative, investigative or other.

(b) Expenses: include attorneys’ fees and all other costs, fees, expenses and obligations of any nature whatsoever paid or incurred in connection with investigating, defending, being a witness in or participating in (including appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

(c) Indemnifiable Event: any event or occurrence (whether before or after the date hereof) related to the fact that Indemnitee is or was a director, officer, employee, consultant, agent or fiduciary of or to the Company, or is or was serving at the request of the Board of Directors as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity, or in the interest of the Company.

(d) Voting Securities: any securities of the Company which vote generally in the election of directors.

Section 10.            Amendments. Termination and Waiver. No supplement, modification, amendment or termination of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 11.            Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Indemnitee pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof (which shall not include the Certificate of Incorporation or the Bylaws) existing between the Company and the Indemnitee are expressly canceled.

Section 12.            Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

Section 13.            No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under insurance policy, Certificate of Incorporation or otherwise) of the amounts otherwise Indemnifiable hereunder.

Section 14.            Binding Effect. Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouse, heirs, and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director or officer of the Company or of any other enterprise at the Board of Director’s request.

Section 15.            Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

Section 16.            Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

Section 17.            Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

STEMLINE THERAPEUTICS, INC.

By:
Name
Title

Acknowledged and Agreed:

By:
Kenneth Hoberman